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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. *)


                                  EGAMES, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   775810104
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                OCTOBER 31, 2001
------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [___] Rule 13d-1(b)
                               [_X_] Rule 13d-1(c)
                               [___] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                               Page   of   pages



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CUSIP No.                                                     Page   of   Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     FLEETBOSTON FINANCIAL CORPORATION
     05-0341324
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a) [  ]
     (b) [  ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     100 FEDERAL STREET
     BOSTON, MASSACHUSETTS 02110
--------------------------------------------------------------------------------
          NUMBER OF         5     SOLE VOTING POWER
           SHARES                 750,000
        BENEFICIALLY        ----------------------------------------------------
          OWNED BY          6     SHARED VOTING POWER
           EACH                   0
         REPORTING          ----------------------------------------------------
           PERSON           7     SOLE DISPOSITIVE POWER
            WITH                  750,000
                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     750,000
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     7.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     HC
--------------------------------------------------------------------------------



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CUSIP No.                                   13G               Page   of   Pages


ITEM 1.

     (a)  Name of Issuer: EGAMES, INC.


     (b)  Address of Issuer's Principal Executive Offices:
          2000 CABOT BOULEVARD WEST, SUITE 110, LANGHORNE, PA 19047

ITEM 2.

     (a)  Name of Person Filing: FLEETBOSTON FINANCIAL CORPORATION

     (b)  Address of Principal Business Office:
          100 FEDERAL STREET
          BOSTON, MASSACHUSETTS 02110

     (c)  Citizenship: MASSACHUSETTS

     (d)  Title of Class of Securities: COMMON

     (e)  CUSIP Number: 775810104


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CUSIP No.                           13G                       Page   of   Pages


ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [  ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

          (g) [X] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

          (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)  [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J)




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CUSIP No.                  13G                       Page   of   Pages

ITEM 4.  OWNERSHIP

     (a)  Amount Beneficially Owned: 750,000


     (b)  Percent of Class: 7.5%


     (c)  Number of Shares as to which such person has:

          (i)       Sole power to vote or to direct the vote
                    750,000

          (ii)      Shared power to vote or to direct the vote
                    0

          (iii)     Sole power to dispose or to direct the disposition of
                    750,000

          (iv)      Shared power to dispose or to direct the disposition of
                    0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A




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CUSIP No.                           13G                       Page   of   Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

EXHIBIT A ATTACHED

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



DATED: NOVEMBER 26, 2001                By: /S/ ERNEST L. PUSCHAVER
                                           ------------------------------------
                                           Name: ERNEST L. PUSCHAVER
                                           Title: CHIEF ACCOUNTING OFFICER